EXHIBIT 1.2.1

                            CONFIRMATION OF AGREEMENT
                  BETWEEN THE DEALER-MANAGER AND BROKER/DEALERS
                  WITH RESPECT TO WAIVER OF CERTAIN COMMISSIONS

                                 August 13, 2002

[Name of Broker/Dealer]

Dear ___________:

      Reference is made to that certain Selling Dealer Agreement between you, [insert broker name] (the "Selling Dealer") as a selling dealer for the sale of shares (the "Shares") in ICON Income Fund Nine, LLC ("the Company"), and us, ICON Securities Corporation as dealer-manager (the "Dealer-Manager") for the offering and sale of Shares.

      Whereas, as described in the Plan of Distribution section of the prospectus portion of the Company's registration statement dated November 26, 2001 (the "Registration Statement"), investors can purchase Shares through: (i) brokers who receive, out of the invested amount, an 8% commission for effecting such purchase; as well as (ii) investment advisers (affiliated with selling dealers such as yourself) who do not receive such a commission ("RIA Sales"), thereby allowing investors purchasing Shares in this manner to do so for 92% of the offering price; and

      Whereas, the Selling Dealer Agreement entitles you to an 8% commission for sales of Shares made through your efforts;

      Whereas, you have now indicated to us that licensed brokers affiliated with your firm wish to effect RIA Sales and forego charging their customers a commission with respect thereto.

      Therefore, consistent with, and as contemplated by the Registration Statement, this confirms our agreement to modify the Selling Dealer Agreement to provide that you will not receive commissions from the Dealer-Manager under the Selling Dealer Agreement with respect to RIA Sales made by your brokers. You further agree that all such RIA Sales by your brokers will be made pursuant to, and in accordance with, all applicable rules of the NASD and to indemnify and hold us and the Company harmless from any damages caused by a violation of the aforesaid. You also agree to follow the procedures we establish to properly and clearly identify those sales of Shares which are RIA Sales.

                                              ICON Securities Corp.,

                                              By: ___________________________
                                                  Thomas W. Martin, President

ACKNOWLEDGED AND AGREED:
[Name of Broker/Dealer]

By:  ___________________________

Its: ___________________________